Exhibit 4.1
WARRANT AGREEMENT
between
THE TALBOTS, INC.
and
COMPUTERSHARE INC.,
as Warrant Agent
Dated as of April 9, 2010
Warrants To Purchase Common Stock

1

TABLE OF CONTENTS

1.	Definitions			1

2.	Warrant Certificates			7
	2.1.	Issuance of Warrants		7
	2.2.	Form of Warrant Certificates		7
	2.3.	Execution and Delivery of Warrant Certificates		7

3.	Exercise and Expiration of Warrants			8
	3.1.	Right to Acquire Common Stock Upon Exercise		8
	3.2.	Exercise and Expiration of Warrants		8
		(a)	Exercise of Warrants	9
		(b)	Expiration of Warrants	9
		(c)	Method of Exercise	9
		(d)	Partial Exercise	10
		(e)	Issuance of Common Stock	10
		(f)	Time of Exercise	11
	3.3.	Application of Funds Upon Exercise of Warrants		11
	3.4.	Payment of Taxes		11
	3.5.	Surrender of Certificates		12
	3.6.	Shares Issuable		12

4.	Dissolution, Liquidation or Winding up			12

5.	Adjustments			12
	5.1.	Adjustments		13
		(a)	Subdivisions and Combinations	13
		(b)	Common Stock Dividends	13
		(c)	Reclassifications	13
		(d)	Dividends	14
		(e)	Self-Tender Offers	14
		(f)	Distributions of Warrants	15
		(g)	Superseding Adjustment	16
		(h)	Other Provisions Applicable to Adjustments	16
		(i)	Adjustment to Shares Obtainable Upon Exercise	17
		(j)	Changes in Common Stock	18
		(k)	Reduction of Exercise Price Below Par Value	19
		(l)	Optional Tax Adjustment	19
		(m)	Warrants Deemed Exercisable	19
		(n)	Notice of Adjustment	20
		(o)	Statement on Warrant Certificates	20
	5.2.	Fractional Interest		20

6.	Loss or Mutilation			21

7.	Reservation and Authorization of Common Stock			21

8.	Warrant Transfer Books			22

9.	Warrant Holders			23

i

	9.1.	No Voting or Dividend Rights	23
	9.2.	Treatment of Holders of Warrant Certificates	24
	9.3.	[reserved]	24

10.	Concerning the Warrant Agent		24
	10.1.	Nature of Duties and Responsibilities Assumed	24
	10.2.	Right to Consult Counsel	26
	10.3.	Compensation, Reimbursement and Indemnification	26
	10.4.	Warrant Agent May Hold Company Securities	26
	10.5.	Resignation and Removal; Appointment of Successor	26
	10.6.	Appointment of Countersigning Agent	27

11.	Reports to Holders		28

12.	Notices		29
	12.1.	Notices Generally	29
	12.2.	Required Notices to Holders	30

13.	Inspection		31

14.	Amendments		31

15.	Waivers		32

16.	Successor to Company		32

17.	Headings		32

18.	Counterparts		32

19.	Severability		32

20.	Persons Benefiting		32

21.	Applicable Law; Jurisdiction; Waiver of Jury Trial		33

22.	Entire Agreement		33

EXHIBITS

Exhibit A	Form of Warrant Certificate

ii

WARRANT AGREEMENT
     AGREEMENT dated as of April 9, 2010 between The Talbots, Inc., a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association, as warrant agent (collectively, the “Warrant Agent”).
     The Company proposes to issue and deliver its Warrant Certificates (as defined below) evidencing Warrants (as defined below) to purchase, under certain circumstances, up to an aggregate of 17,242,750 shares of its Common Stock (as defined below), subject to adjustment as provided herein. Each such Warrant shall entitle the Holder (as defined below) thereof to purchase one share of the Common Stock, subject to adjustment as provided herein.
     In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the Holders, the Company and the Warrant Agent each hereby agree as follows:
1. Definitions.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Warrant Agent.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions and trust companies in such State or the State in which the Corporate Agency Office is located are authorized or obligated by law, regulation or executive order to close.
     “Cashless Exercise” has the meaning set forth in Section 3.2(c).
     “Cashless Exercise Ratio” has the meaning set forth in Section 3.2(c).

     “Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.
     “Common Stock” means any capital stock of any class or series of the Company (including, on the Original Issue Date, the Common Stock, par value $0.01 per share, of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 5.1(j), shares issuable upon exercise of Warrants shall include only shares of the class of capital stock of the Company designated as Common Stock, par value $0.0l per share, of the Company on the Original Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     “Company” means the company identified in the preamble hereof and its successors and assigns.
     “Company Offer” means any tender offer (including any exchange offer) as amended from time to time made by the Company or any of its Subsidiaries for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding shares of Common Stock.
     “Company Order” means a written request or order signed in the name of the Company by its Chairman or any Co-Chairman of the Board of Directors, its Chief Executive Officer, its President, any Vice President, its Treasurer, any Assistant Treasurer, its Secretary or any Assistant Secretary, and delivered to the Warrant Agent.
     “Constituent Person” has the meaning set forth in Section 5.1(j).
     “Corporate Agency Office” has the meaning set forth in Section 8.
     “Corporation” means a corporation, association, company (including limited liability company), joint-stock company, business trust or other similar entity.
     “Countersigning Agent” means any Person authorized by the Warrant Agent to act on behalf of the Warrant Agent to countersign Warrant Certificates.
     “Current Market Price” means on any date:
     (i) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is listed or admitted to trading on any national securities exchange or quoted on an automated national quotation system or otherwise traded in the over-the-counter market in the United States:
     (A) for the purpose of any computation under this Agreement (except under Section 5.2), the average of the Quoted Prices for the five consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of (x) the date in question and (y) in the case of any computation under Section 5.1(d) or 5.1(f), the day before the “ex” date for the issuance or distribution requiring such computation; provided, however, that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Exercise Price pursuant to Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e) or 5.1(f) occurs on or after the 20th Trading Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation, the Quoted Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Exercise Price is so required (or would have been required) to be adjusted pursuant to Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e) or 5.1(f), as applicable, as a result of such other event; or
     (B) for the purposes of any computation under Section 5.2, the Quoted Price for such date or, if such date is not a Trading Day, for the next preceding Trading Day; or
     (ii) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on an automated national quotation system or otherwise traded in the over-the-counter market in the United States, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one share of the Common Stock as determined as of such date (x) for the purposes of any computation under this Agreement (except under Section 5.2), by an Independent Financial Expert as set forth in value report thereof using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate or (y) for the purposes of any computation under Section 5.2, by the Treasurer or Chief Financial Officer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of such officer delivered to the Warrant Agent.
     “Dividend” means any payment by the Company to all holders of its Common Stock of any dividend, or any other distribution by the Company to such holders, of any shares of capital stock of the Company, evidences of indebtedness of the Company, cash or other assets (including rights, warrants or other securities of the Company), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 5.1(j) applies, (ii) of any Common Stock referred to in Section 5.1(b) or (iii) of any warrants or rights referred to in Section 5.1(f).

     “‘ex’ date” means:
     (iii) when used with respect to any issuance or distribution, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Quoted Price was obtained without the right to receive such issuance or distribution;
     (iv) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the time at which such subdivision or combination becomes effective; or
     (v) when used with respect to any tender offer, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the Expiration Time of such tender offer.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Company Offer” means any Company Offer that is designated by the Company as such by written notice to the Warrant Agent if (but only if) the Applicable Value Percentage for such Company Offer, when added to the Applicable Value Percentages for all other Excluded Company Offers expiring after the date 12 months prior to the Expiration Time for such Company Offer and on or prior to such Expiration Time, does not exceed 20.0% (it being understood and agreed that, any adjustment to the Exercise Price and the number of shares of Common Stock issuable upon exercise of Warrants pursuant to Section 5.1(e) shall be made only to the extent of the excess of such Applicable Value Percentage over 20.0% in any such 12-month period). “Applicable Value Percentage” means, with respect to any Company Offer designated as a “Excluded Company Offer” pursuant to this definition, the percentage determined by dividing (A) the difference between (i) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Warrant Agent) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined in Section 5.1(e)), and (ii) the product of the Current Market Price per share on the date of the Expiration Time and the number of Purchased Shares, by (B) the product of (i) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (ii) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time.
     “Exercise Period” means the period from and including the Original Issue Date to and including the Expiration Date.
     “Exercise Price” means the exercise price per share of Common Stock, initially set at $14.85, subject to adjustment as provided in Section 5.1.
     “Expiration Date” means April 9, 2015, the fifth anniversary of the Original Issue Date, or such earlier date as the Company has designated pursuant to and in accordance with Section 3.2(b).

     “Expiration Time” has the meaning set forth in Section 5.1(e).
     “Financial Expert” means any broker or dealer registered as such under the Exchange Act that conducts an investment banking business of nationally recognized standing.
     “Holder” means any Person in whose name at the time any Warrant Certificate is registered upon the Warrant Register and, when used with respect to any Warrant Certificate, the Person in whose name such Warrant Certificate is registered in the Warrant Register.
     “HSR Act” has the meaning set forth in Section 3.2(c).
     “Independent Financial Expert” means any Financial Expert selected by the Company that either (i) is reasonably acceptable to the Holders of Warrant Certificates evidencing a majority in number of the outstanding Warrants or (ii) is a firm (x) which does not (and whose directors, officers, employees and Affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors of the Company in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or Affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Agreement.
     “Non-Electing Share” has the meaning set forth in Section 5.1(j).
     “Non-Surviving Transaction” has the meaning set forth in Section 5.1(j)(i).
     “Original Issue Date” means April 9, 2010, the date on which Warrants are originally issued under this Agreement.
     “outstanding” when used with respect to any Warrants, means, as of the time of determination, all Warrants theretofore originally issued under this Agreement except (i) Warrants that have been exercised pursuant to Section 3.2(a), (ii) Warrants that have expired pursuant to Sections 3.2(b) or 4 and (iii) Warrants that have otherwise been acquired by the Company; provided, however, that in determining whether the Holders of the requisite amount of the outstanding Warrants have given any request, demand, authorization, direction, notice, consent or waiver under the provisions of this Agreement, Warrants owned by the Company or any Subsidiary or Affiliate of the Company shall be disregarded and deemed not to be outstanding.
     “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Purchased Shares” has the meaning set forth in Section 5.1(e).

     “Quoted Price” means, on any Trading Day, with respect to any security, the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on an automated national quotations system or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such automated national quotation system, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Company for that purpose.
     “Recipient” has the meaning set forth in Section 3.2(e).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
     “Substituted Property” has the meaning set forth in Section 5.1(j).
     “Surviving Transaction” has the meaning set forth in Section 5.1(j)(ii).
     “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.
     “Transaction” has the meaning set forth in Section 5.1(j)(ii).
     “Warrant Agent” means the warrant agent set forth in the preamble hereof or the successor or successors of such Warrant Agent appointed in accordance with the terms hereof.
     “Warrant Certificates” means those certain warrant certificates evidencing the Warrants, substantially in the form of Annex A attached hereto.
     “Warrant Register” has the meaning set forth in Section 8.
     “Warrants” means those certain warrants to purchase initially up to an aggregate of 17,242,750 shares of Common Stock at the Exercise Price, subject to adjustment pursuant to Section 5, issued hereunder.

2. Warrant Certificates.
     2.1. Issuance of Warrants. Each Warrant Certificate shall evidence the number of Warrants specified therein, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase one share of Common Stock, subject to adjustment as provided in Section 5.
     2.2. Form of Warrant Certificates.
          (a) The Warrant Certificates evidencing the Warrants shall be in registered form only and substantially in the form attached hereto as Exhibit A, shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law (including, without limitation, any federal or state securities laws or regulations) or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Warrants may be listed, or to conform to usage.
          (b) Pending the preparation of definitive Warrant Certificates, temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.
          If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates of the same number and tenor upon surrender by the Holder of the temporary Warrant Certificates to the Warrant Agent at its Corporate Agency Office, without charge to such Holder. Upon surrender for cancellation of any one or more temporary Warrant Certificates the Company shall execute and the Warrant Agent shall countersign and deliver in exchange therefore Warrant Certificates of the same tenor and for a like aggregate number of Warrants. Until so exchanged the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.
     2.3. Execution and Delivery of Warrant Certificates.
          (a) Warrant Certificates evidencing the Warrants which may be countersigned and delivered under this Agreement are limited to Warrant Certificates evidencing 17,242,750 Warrants except for Warrant Certificates countersigned and delivered upon registration of transfer of, or in exchange for, or in lieu of, one or more previously countersigned Warrant Certificates pursuant to Sections 2.2(b), 3.2(d), 6 and 8.
          (b) At any time and from time to time on or after the date of this Agreement, Warrant Certificates evidencing the Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, upon receipt of a Company

Order and at the direction of the Company set forth therein, countersign and deliver such Warrant Certificates to the Company for original issuance to the respective Persons entitled thereto. The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2.3 or by Sections 2.2, 3.2(d), 6 or 8.
          (c) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by the Chairman (or any Co-Chairman) of the Board of Directors, the Chief Executive Officer, the President or any one of the Vice Presidents of the Company under corporate seal reproduced thereon and attested to by the Secretary or one of the Assistant Secretaries of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Agreement any such person was not such officer.
2.4 Compliance with Securities Laws
(a) No Warrants, or Shares issuable upon exercise of the Warrants, shall be sold, exchanged or otherwise transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.
(b) The Company’s counsel shall provide a reliance letter advising the Warrant Agent that it may rely on the legal opinion to the Company, dated February 26, 2010 (the “Opinion”), prior to the issuance of Warrants. The Opinion shall state that, upon effectiveness of the registration statement on Form S-4 to be filed on February 26, 2010 (the “Registration Statement”) and upon execution and delivery of this Agreement to the Warrant Agent, the Warrants will be validly issued, fully paid and nonassessable when duly executed, issued and exchanged by the Company in the manner described in the prospectus/offer to exchange forming a part of the Registration Statement.
3. Exercise and Expiration of Warrants.
     3.1. Right to Acquire Common Stock Upon Exercise. Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, subject to the provisions thereof and of this Agreement, to acquire from the Company, for each Warrant evidenced thereby one share of Common Stock at the Exercise Price. The Exercise Price, and the number of shares of Common Stock obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Section 5.1.
     3.2. Exercise and Expiration of Warrants.

          (a) Exercise of Warrants. Subject to and upon compliance with the terms and conditions set forth herein, a Holder of a Warrant Certificate may exercise all or any whole number of the Warrants evidenced thereby, on any Business Day from and after the Original Issue Date until 5:00 p.m., New York time, on the Expiration Date, for the shares of Common Stock obtainable thereunder. Each Warrant not exercised during the applicable period set forth above shall become void.
          (b) Expiration of Warrants. The Warrants shall terminate and become void as of 5:00 p.m., New York time, on the Expiration Date.
          The Company shall have the right to accelerate the date of expiration of the Warrants to any date after April 9, 2011, if the Company has taken all action required to enable the Warrants to be exercised at all times after notice of the Expiration Date is given pursuant to Section 12.1 and:
     (i) (A) the Quoted Price of the Common Stock exceeds the Redemption Trading Level (as defined below) subject to adjustment as provided in Section 5.1, on at least 20 of 30 successive Trading Days in a period ending not more than 15 days prior to the date notice of such acceleration is given, and (B) on each date in such period the Current Market Price shall be capable of determination in accordance with clause (i) (rather than clause (ii)) of the definition of “Current Market Price.” “Redemption Trading Level” shall mean $19.98;
     (ii) a Transaction has occurred on or prior to the date notice of such acceleration is given and as a result thereof the Substituted Property receivable upon exercise of Warrants does not include equity securities (as defined in Rule 3a11-1 under the Exchange Act or any successor provision); or
     (iii) less than 30% of the Warrants issued on the Original Issue Date remain outstanding on the date such notice of acceleration is given.
          In the event the date of expiration is accelerated by the Company pursuant to this Section 3.2(b), the term “Expiration Date” shall mean such accelerated date for all purposes of this Agreement.
          If the Company elects to accelerate the date of expiration of the Warrants pursuant to this Section 3.2(b), the Company shall, on a date at least 60 days prior to the designated date of expiration, give notice of such designated date to the Warrant Agent and the Holders in accordance with the provisions of Section 12.1.
          (c) Method of Exercise. In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder thereof must (i) at the Corporate Agency Office (x) surrender to the Warrant Agent the Warrant Certificate evidencing such Warrants and (y) deliver to the Warrant Agent a written notice of the Holder’s election to exercise the number of the Warrants specified therein, duly executed by such Holder, which notice shall be in the form of the notice on the reverse of, or attached to, such Warrant Certificate, (ii) pay to the Warrant Agent an amount, equal to (x) the aggregate of the Exercise Price in respect of each share of Common Stock into which such Warrants are exercisable: (A) in the form of a certified bank check or official bank check in New York Clearing House funds payable to the order of the Company and delivered to the Warrant Agent at the Corporate Agency Office, or (B) by Cashless Exercise (as defined below) if in compliance with applicable law, plus (y) any applicable taxes that the Company is not required to pay pursuant to Section 3.4, and (iii) if applicable, have satisfied any necessary filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in respect of its acquisition of the shares of Common Stock upon such exercise and the waiting period under such HSR Act shall have expired or been terminated without objection to such acquisition. A “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the Holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrant or Warrants are exercisable and which would be issuable in the event of an exercise with full payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the Current Market Price per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise and the denominator of which is the Current Market Price per share of Common Stock on the date of exercise. A Holder may exercise all or any number of whole Warrants represented by a Warrant Certificate. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a Holder’s option to elect a Cashless Exercise, such Holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate for less than the full number of Warrants represented thereby. Notwithstanding clause (A) above, the Company may require that a Holder’s exercise of any or all Warrants be effected as a Cashless Exercise in accordance with the exercise mechanics applicable thereto pursuant to this Section 3.2(c).
          (d) Partial Exercise. If fewer than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company. The Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names, subject to the provisions of Section 8 regarding registration of transfer and payment of any tax or other governmental charges in respect thereof, as may be directed in writing by the Holder, and shall deliver the new Warrant Certificate to the Person or Persons in whose name such new Warrant Certificate is so registered. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.
          (e) Issuance of Common Stock. Upon surrender of a Warrant Certificate in conformity with the foregoing provisions and payment of the Exercise Price in respect of the exercise of one or more Warrants evidenced thereby, the Warrant Agent shall, when such payment is received, deliver to the Company the notice of exercise received pursuant to Section 3.2(c), deliver or deposit all funds received as instructed in writing by the Company and advise the Company by telephone at the end of such day of the amount of funds so deposited to its account. The Company shall thereupon, as promptly as practicable, and in any event within 10

Business Days after receipt by the Company of such notice of exercise, execute or cause to be executed and deliver or cause to be delivered to the Recipient (as defined below) a certificate or certificates representing the aggregate number of shares of Common Stock issuable upon such exercise (based upon the aggregate number of Warrants so exercised), determined in accordance with Section 3.6, together with an amount in cash in lieu of any fractional share(s), if the Company so elects pursuant to Section 5.2. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in such notice of exercise and shall be registered or otherwise placed in the name of, and delivered to, the Holder or, subject to Section 3.4, such other Person as shall be designated by the Holder in such notice (the Holder or such other Person being referred to herein as the “Recipient”).
          (f) Time of Exercise. Each exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Warrant Certificate representing such Warrant shall have been surrendered for exercise as provided above, together with the notice of exercise referred to above and the applicable Exercise Price, and all taxes required to be paid by Holder, if any, pursuant to Section 3.4 prior to the exercise of such Warrant have been paid (except that, if the date of such exercise is a date on which the stock transfer books of the Company are closed, such Holder shall be deemed to have become the holder of the shares of Common Stock issuable upon such exercise at the close of business on the next succeeding date on which the stock transfer books are open (whether before or after the Expiration Date)). At such time, subject to Section 5.1(h)(iv), the certificates for the shares of Common Stock issuable upon such exercise as provided in Section 3.2(e) shall be deemed to have been issued and, for all purposes of this Agreement (including Section 9 hereof), the Recipient shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder or record of such Common Stock.
     3.3. Application of Funds Upon Exercise of Warrants. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time. The Warrant Agent shall promptly deliver and pay to the Company all funds received by it upon the exercise of any Warrants by bank wire transfer to an account designated by the Company or as the Warrant Agent otherwise may be directed in writing by the Company. The Warrant Agent shall promptly notify both the Company and the transfer agent for the Common Stock in writing of any exercise of any Warrants, (after receipt, where applicable, from the Company of the Cashless Exercise Ratio) of the number of Warrants being exercised, the identity of the Persons exercising such Warrants, the amount of money (if any) received by it upon the exercise of the Warrants and the number of shares of Common Stock delivered upon the exercise of such Warrants.
     3.4. Payment of Taxes. The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any Recipient other than the Holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.
     3.5. Surrender of Certificates. Any Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. Subject to applicable record retention statutes or regulations, the Warrant Agent shall destroy such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct.
     3.6. Shares Issuable. The number of shares of Common Stock “obtainable upon exercise” of Warrants at any time shall be the number of shares of Common Stock into which such Warrants are then exercisable. The number of shares of Common Stock “into which each Warrant is exercisable” shall be one share, subject to adjustment as provided in Section 5.1.
4. Dissolution, Liquidation or Winding up.
     If, on or prior to the Expiration Date, the Company (or any other Person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall give written notice thereof to the Warrant Agent and all Holders of Warrant Certificates in the manner provided in Section 12.2 prior to the date on which such transaction is expected to become effective or, if earlier, the record date for such transaction. Such notice shall also specify the date as of which the holders of record of the shares of Common Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding up, as the case may be, on which date each Holder of Warrant Certificates shall receive the securities, money or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the shares of Common Stock into which the Warrants were exercisable immediately prior to such dissolution, liquidation or winding up (net of the then applicable Exercise Price) and the rights to exercise the Warrants shall terminate.
     In case of any such voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall deposit with the Warrant Agent any funds or other property which the Holders are entitled to receive under this Agreement, together with a Company Order as to the distribution thereof. After receipt of such deposit from the Company and after receipt of surrendered Warrant Certificates, the Warrant Agent shall make payment in appropriate amount to such Person or Persons as it may be directed in writing by the Holder surrendering such Warrant Certificate. The Warrant Agent shall not be required to pay interest on any money deposited pursuant to the provisions of this Section 4 (except as it may otherwise be instructed by the Company in writing). Any moneys, securities or other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Section4 shall be, and are hereby, assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited.
5. Adjustments.

     5.1. Adjustments. In order to prevent dilution of the rights granted under the Warrants and to grant the Holders certain additional rights, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5.1 and the number of shares of Common Stock obtainable upon exercise of Warrants shall be subject to adjustment from time to time as provided in this Section 5.1.
          (a) Subdivisions and Combinations. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock (other than (x) a subdivision upon a merger or consolidation or sale to which Section 5.1(j) applies or (y) a stock split effected by means of a stock dividend or distribution to which Section 5.1(b)applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a combination upon a merger or consolidation or sale to which Section 5.1(j) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 5.1(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.
          (b) Common Stock Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue to the holders of its Common Stock a dividend or distribution payable in shares of Common Stock (other than a dividend or distribution upon a merger or consolidation or sale to which Section 5.1(j) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such date for determination; and
     (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such date for determination plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Any adjustment under this Section 5.1(b) shall, subject to Section 5.1(h)(iv), become effective immediately after the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.
          (c) Reclassifications. A reclassification of the Common Stock (other than any such reclassification in connection with a merger or consolidation or sale to which Section 5.1(i)

applies) into shares of Common Stock and shares of any other class of capital stock of the Company shall be deemed:
     (i) a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock for the purposes and within the meaning of Section 5.1(d) (and the effective date of such reclassification shall be deemed to be “the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution” for the purposes and within the meaning of Section 5.1(d)); and
     (ii) if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock for the purposes and within the meaning of Section 5.1(a) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective,” as applicable, for the purposes and within the meaning of Section 5.1(a)).
          (d) Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a Dividend (other than (x) a Dividend that is paid or made in cash out of earnings or earned surplus, (y) any dividend or distribution of shares of Common Stock referred to in Section 5.1(b) or (z) any dividend or distribution of any rights or warrants referred to in Section 5.1(f)), then and in each such event the Exercise Price in effect immediately prior to the close of business on the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the Current Market Price per share of Common Stock on such date for determination minus the portion applicable to one share of Common Stock of the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Warrant Agent) of such Dividend so distributed; and
     (ii) the denominator of which shall be such Current Market Price per share of Common Stock.
Any adjustment under this Section 5.1(d) shall, subject to Section 5.1(h)(iv), become effective immediately after the opening of business on the day after the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution. If the Board of Directors determines the fair market value of any Dividend for purposes of this Section 5.1(d) by reference to the actual or when issued trading market for any securities comprising such Dividend, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of Common Stock.
          (e) Self-Tender Offers. In the event, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, a

Company Offer, other than a Excluded Company Offer (or a reclassification to which Section 5.1(c) applies or a merger or consolidation or sale to which Section 5.1(j) applies), shall expire, then and in each such event the Exercise Price in effect immediately prior to the close of business on the date of the last time (the “Expiration Time”) tenders could have been made pursuant to such Company Offer shall be decreased (but only to the extent of the excess referred to in the definition of “Excluded Company Offer”) by multiplying such Exercise Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be equal to (A) the product of (1) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (B) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Warrant Agent) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Company Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum amount provided for in connection with such Company Offer, being referred to as the “Purchased Shares”); and
     (ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (B) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less the number of Purchased Shares.
Any adjustment under this Section 5.1(e) shall become effective immediately prior to the opening of business on the day after the Expiration Time.
          (f) Distributions of Warrants. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a dividend or distribution to all holders of its Common Stock of any warrants or other rights to subscribe for or purchase any shares of Common Stock for a period expiring within 45 days after the determination date mentioned below (other than a distribution of such warrants or rights pursuant to a Dividend referred to in Section 5.1(d) or upon a merger or consolidation or sale to which Section 5.1(j) applies), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights shall be less than the Current Market Price per share of Common Stock on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution, then and in each such event the Exercise Price at the opening of business on the day after such date for determination shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such date for determination plus the number of shares of Common Stock that the minimum consideration received and receivable by the Company for the issuance of such maximum number of shares of Common Stock pursuant to the terms of such warrants or other rights would purchase at such Current Market Price; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such date for determination plus the maximum number of shares of Common Stock issuable pursuant to all such warrants or other rights.
Any adjustment under this Section 5.1(f) shall, subject to Section 5.1(h)(iv), become effectively immediately after the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.
          Rights or warrants issued by the Company to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock, which rights or warrants (A) are deemed to be transferred with such shares of Common Stock, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (“Trigger Event”), shall for purposes of this Section 5.1(f) and Section 5.1(d) not be deemed distributed until the occurrence of the earliest Trigger Event.
          (g) Superseding Adjustment. In the event at any time after any adjustment of the number of shares of Common Stock into which each Warrant is exercisable shall have been made pursuant to Section 5.1(f) on the basis of the distribution of warrants or other rights or after any new adjustment of the number of shares of Common Stock into which each Warrant is exercisable shall have been made pursuant to this Section 5.1(g), such warrants or rights shall expire, and all or a portion of such warrants or rights shall not have been exercised, then, and in each such case, such previous adjustment in respect of such warrants or rights which have expired without exercise shall be rescinded and annulled as to any then outstanding Warrants, and the shares of Common Stock that were deemed for purposes of the computations set forth in Section 5.1(f) to have been issued by virtue of such adjustment in respect of such warrants or rights shall no longer be deemed to have been issued (and the Company shall give written notice thereof to the Warrant Agent).
          (h) Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Exercise Price and the number of shares of Common Stock into which each Warrant is exercisable under this Section 5.1:
     (i) Treasury Stock. The dividend or distribution of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed a dividend or distribution of shares of Common Stock for purposes of this Section 5.1. The Company shall not make or issue any dividend or distribution on shares of Common Stock held in the treasury of the Company. For the purposes of this Section 5.1, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

     (ii) When Adjustments Are to be Made. The adjustments required by Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Exercise Price immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f) and not previously made, would result in such minimum adjustment. Notwithstanding anything to the contrary contained in this Agreement, if any action would require adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants or the property into which the Common Stock is convertible or exchangeable, pursuant to more than one of the provisions of this Agreement, in a manner such that such adjustments are duplicative, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the Holders.
     (iii) Fractional Interests. In computing adjustments under this Section 5, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth of a share.
     (iv) Deferral Of Issuance Upon Exercise. In any case in which Sections 5.1(b), 5.1(d) or 5.1(f) shall require that a decrease in the Exercise Price be made effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 5.1(i) shall require a corresponding increase in the number of shares of Common Stock into which each Warrant is exercisable, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Holder of the Warrant Certificate evidencing such Warrant (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Common Stock over and above the Common Stock issuable upon such exercise on the basis of the number of shares of Common Stock obtainable upon exercise of such Warrant immediately prior to such adjustment and to require payment in respect of such number of shares the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Holder or other person a due bill or other appropriate instrument that meet any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional shares of Common Stock, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional shares).
          (i) Adjustment to Shares Obtainable Upon Exercise. Whenever the Exercise Price is adjusted as provided in this Section 5.1, the number of shares of Common Stock into which a Warrant is exercisable shall simultaneously be adjusted by multiplying such number of shares of Common Stock into which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter. The Company may elect, on or after the date of any adjustment of the Exercise Price pursuant to this Section 5.1, to adjust the number of Warrants outstanding in substitution for any adjustment in the number of shares of Common Stock pursuant to this Section 5.1(i), such that the aggregate Warrants outstanding immediately after such adjustment in the number of Warrants shall be exercisable for the same number of shares of Common Stock for which the aggregate Warrants outstanding immediately prior to such adjustment would have been exercisable had the Company instead elected to adjust the number of shares of Common Stock issuable upon exercise of the Warrants pursuant to this Section 5.1.
          (j) Changes in Common Stock. In case at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions (in each case, other than any such transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) constituting:
     (i) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person (a “Non-Surviving Transaction”), or
     (ii) any merger of another Person into the Company in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”; any Non-Surviving Transaction or Surviving Transaction being herein called a “Transaction”), then, provision shall be made so that in connection with such Transaction, the Company (or, in the case of any Non-Surviving Transaction, such other Person) shall execute and deliver to the Warrant Agent a written instrument providing that:
     (x) so long as any Warrant remains outstanding on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Agreement, each Warrant, upon the exercise thereof at any time on or after the consummation of such Transaction, shall be exercisable into, in lieu of the Common Stock issuable upon such exercise prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such Transaction, assuming such holder of Common Stock:
     (A) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person; and
     (B) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then, for the purposes of this Section 5.1(j), the kind and amount of securities, cash and other property receivable upon such Transaction in respect of each Non-Electing Share shall be deemed to be the kind and amount so receivable per share in respect of a plurality of the Non-Electing Shares); and
     (y) the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other Person) and the Holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock hereunder as set forth in Section 3.1 hereof and elsewhere herein.
Such written instrument shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions of this Section 5.1(j) shall similarly apply to successive Transactions.
          (k) Reduction of Exercise Price Below Par Value. Before taking any action that would cause an adjustment reducing the Exercise Price below the then par value of any of the shares of Common Stock into which the Warrants are exercisable, the Company will take any corporate action that may be necessary, and otherwise use its commercially reasonable efforts, to ensure that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Exercise Price.
          (l) Optional Tax Adjustment. The Company may at its option, at any time during the term of the Warrants, increase or decrease the number of shares of Common Stock into which each Warrant is exercisable, or decrease the Exercise Price, in addition to those changes required by Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) or 5.1(f) or any other provision of this Agreement, as deemed advisable by the Board of Directors of the Company, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights or other distribution of property shall not be taxable to the recipients.
          (m) Warrants Deemed Exercisable. For purposes solely of this Section 5, the number of shares of Common Stock which the holder of any Warrant would have been entitled to receive had such Warrant been exercised in full at any time or into which any Warrant was exercisable at any time shall be determined assuming such Warrant was exercisable in full at such time, although such Warrant may not be exercisable in full at such time pursuant to

Section 3.2(a) (provided that, prior to the Expiration Date, such Warrant shall be exercisable in full).
          (n) Notice of Adjustment. Upon the occurrence of each adjustment of the Exercise Price or the number of shares of Common Stock into which a Warrant is exercisable (or, if applicable, the number of Warrants) pursuant to this Section 5.1, the Company at its expense shall promptly:
     (i) compute such adjustment in accordance with the terms hereof;
     (ii) after such adjustment becomes effective, deliver to all Holders in accordance with Section 12.1(b) a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Warrants shall be exercisable and the Exercise Price (and, if applicable, the number of Warrants)) and showing in reasonable detail the facts upon which such adjustment is based; and
     (iii) deliver to the Warrant Agent a certificate of the Treasurer of the Company setting forth the Exercise Price and the number of shares of Common Stock into which each Warrant is exercisable (and, if applicable, the number of Warrants) after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price of the Common Stock or the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined). As provided in Section 10.1, the Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours.
          (o) Statement on Warrant Certificates. Irrespective of any adjustment in the Exercise Price or amount or kind of shares into which the Warrants are exercisable, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price initially applicable or amount or kind of shares initially issuable upon exercise of the Warrants evidenced thereby pursuant to this Agreement. The Company, however, may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof; and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.
     5.2. Fractional Interest. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but may, in lieu of issuing any fractional shares of Common Stock, make an adjustment therefor in cash on the basis of the Current Market Price per share of Common Stock on the date of such exercise. If Warrant Certificates evidencing more than one Warrant shall be presented for exercise at the same time by the same Holder, the number of full shares of Common Stock which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants so to be exercised. The Holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.
6. Loss or Mutilation.
     If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) both (i) there shall be delivered to the Company and the Warrant Agent (A) a claim by a Holder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Holder and a request thereby for a new replacement Warrant Certificate, and (B) such indemnity bond as may be required by the Warrant Agent or the Company to save each of them and any agent of either of them harmless and (ii) such other reasonable requirements as may be reasonably imposed by the Warrant Agent and the Company have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Holder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange therefore or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. At the written request of such registered Holder, the new Warrant Certificate so issued shall be retained by the Warrant Agent as having been surrendered for exercise, in lieu of delivery thereof to such Holder, and shall be deemed for purposes of Section 3.2 to have been surrendered for exercise on the date the conditions specified in clauses (a) or (b) of the preceding sentence were first satisfied.
     Upon the issuance of any new Warrant Certificate under this Section 6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.
     The provisions of this Section 6 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Warrant Certificates.
7. Reservation and Authorization of Common Stock.
     The Company covenants that, for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the exercise of the Warrants and free of preemptive rights, such number of shares of Common Stock as from time to time shall be issuable upon the exercise in full of all outstanding Warrants. The Company further covenants that it shall, from time to time, use its reasonable best efforts to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the exercise in full of all outstanding Warrants. The Company covenants that all shares of Common Stock issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer and will be free from all taxes, liens and charges in respect of the issue thereof (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith or otherwise specified herein). The Company shall use its reasonable best efforts to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance) and that all shares of Common Stock will, at all times that Warrants are exercisable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed; provided, however, that in no event shall such shares of Common Stock be issued, and the Company is hereby authorized to suspend the exercise of all Warrants, for the period during which compliance with any such law, regulation or requirement or any such listing is required but not in effect. The Company covenants that the stock certificates issued to evidence any shares of Common Stock issued upon exercise of Warrants will comply with the Delaware General Corporation Law and any other applicable law.
     The Company hereby authorizes and directs its current and future transfer agents for the Common Stock at all times to reserve stock certificates for such number of authorized shares as shall be requisite for such purpose. The Warrant Agent is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Warrant Agent. The Company will supply such transfer agents with duly executed stock certificates for such purposes.
8. Warrant Transfer Books.
     The Warrant Agent will maintain an office (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of transfer or exchange and where Warrant Certificates may be surrendered for exercise of Warrants evidenced thereby, which office is 250 Royall Street, Canton MA, 02021, on the Original Issuance Date. The Warrant Agent will give prompt written notice to all Holders of Warrant Certificates of any change in the location of such office.
     The Warrant Certificates shall be issued in registered form only. The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose a warrant register (the “Warrant Register”) in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.
     Upon surrender for registration of transfer of any Warrant Certificate at the Corporate Agency Office, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee or transferees, one or more new Warrant Certificates evidencing a like aggregate number of Warrants.
     At the option of the Holder, Warrant Certificates may be exchanged at the Corporate Agency Office upon payment of the charges hereinafter provided for other Warrant Certificates evidencing a like aggregate number of Warrants. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates of the same tenor and evidencing the same number of Warrants as evidenced by the Warrant Certificates surrendered by the Holder making the exchange.
     All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.
     Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing. The requirements for such transfer or for exchanges to be issued in a name other than the registered holder shall include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent.
     No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.
     The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the shares of Common Stock as the Company may request. The Warrant Agent shall also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Corporate Agency Office during normal business hours.
     The Warrant Agent shall keep copies of this Agreement and any notices given to Holders hereunder available for inspection by the Holders during normal business hours at the Corporate Agency Office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agency may request.
9. Warrant Holders.
     9.1. No Voting or Dividend Rights. Subject to the provisions of Sections 5.1 and 12.2 hereof and except as may be specifically provided for herein, until the exercise of any Warrant:
     (i) no Holder of a Warrant Certificate shall have or exercise any rights by virtue hereof as a holder of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Common Stock or to receive notice of, or attend, meetings or any other proceedings of the holders of Common Stock;

     (ii) the consent of any such Holder shall not be required with respect to any action or proceeding of the Company;
     (iii) except as provided in Section 4, no such Holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant; and
     (iv) no such Holder shall have any right not expressly conferred hereunder or under, or by applicable law with respect to, the Warrant Certificate held by such Holder.
     9.2. Treatment of Holders of Warrant Certificates. Every Holder of a Warrant Certificate, by accepting the same, consents and agrees with the Company, with the Warrant Agent and with every subsequent holder of such Warrant Certificate that, prior to due presentment of such Warrant Certificate for registration of transfer, the Company and the Warrant Agent may treat the Person in whose name the Warrant Certificate is registered as the owner thereof for all purposes and as the Person entitled to exercise the rights granted under the Warrants, and neither the Company, the Warrant Agent nor any agent thereof shall be affected by any notice to the contrary.
     9.3. [reserved].
10. Concerning the Warrant Agent.
     10.1. Nature of Duties and Responsibilities Assumed. The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions set forth in this Agreement and in the Warrant Certificates or as the Company and the Warrant Agent may hereafter agree, by all of which the Company and the Holders of Warrant Certificates, by their acceptance thereof, shall be bound; provided, however, that the terms and conditions contained in the Warrant Certificates are subject to and governed by this Agreement or any other terms and conditions hereafter agreed to in writing by the Company and the Warrant Agent.
     The Warrant Agent shall not, by countersigning Warrant Certificates or by any other act hereunder, be deemed to make any representations as to validity or authorization of (i) the Warrants or the Warrant Certificates (except as to its countersignature thereon), (ii) any securities or other property delivered upon exercise of any Warrant, (iii) the accuracy of the computation of the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant, (iv) the independence of any Independent Financial Expert or (v) the correctness of any of the representations of the Company made in such certificates that the Warrant Agent receives. The Warrant Agent shall not at any time have any duty to calculate or determine whether any facts exist that may require any adjustments pursuant to Section 5 hereof with respect to the kind and amount of shares of Common Stock or other securities or any property issuable to Holders upon the exercise of Warrants required from time to time. The

Warrant Agent shall have no duty or responsibility to determine the accuracy or correctness of such calculation or with respect to the methods employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 5 hereof, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 5 hereof or to comply with any of the covenants of the Company contained in Section 5 hereof.
     The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct.
     The Warrant Agent is hereby authorized to accept and be indemnified and held harmless in accepting and acting in reliance upon instructions with respect to the performance of its duties hereunder by Company Order and to apply to any officer named in such Company Order for instructions (which instructions will be promptly given in writing when requested), and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions in any Company Order.
     The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided, however, reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.
     The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.
     The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation or relationship of agency or trust for or with any of the Holders or any beneficial owners of Warrants. The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein or specifically set forth in the Warrant

Certificates, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent whose duties and obligations shall be determined solely by the express provisions hereof or the express provisions of the Warrant Certificates.
     Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.
     Notwithstanding anything contained herein to the contrary, no party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.
     10.2. Right to Consult Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.
     10.3. Compensation, Reimbursement and Indemnification. The Company agrees to pay the Warrant Agent from time to time compensation for all fees and expenses relating to its services hereunder as the Company and the Warrant Agent may agree from time to time and to reimburse the Warrant Agent for reasonable expenses and disbursements, including reasonable counsel fees incurred in connection with the execution and administration of this Agreement. The Company further agrees to indemnify the Warrant Agent for and save it harmless against any losses, liabilities or reasonable expenses arising out of or in connection with the acceptance and administration of this Agreement, including the reasonable costs, legal fees and expenses of investigating or defending any claim of such liability, except that the Company shall have no liability hereunder to the extent that any such loss, liability or expense results from the Warrant Agent’s own gross negligence, bad faith or willful misconduct.
     10.4. Warrant Agent May Hold Company Securities. The Warrant Agent, any Countersigning Agent and any stockholder, director, officer or employee of the Warrant Agent or any Countersigning Agent may buy, sell or deal in any of the warrants or other securities of the Company or its Affiliates, become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent or the Countersigning Agent, respectively, under this Agreement. Nothing herein shall preclude the Warrant Agent or any Countersigning Agent from acting in any other capacity for the Company or for any other legal entity.
     10.5. Resignation and Removal; Appointment of Successor.
          (a) The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith or willful misconduct) after giving 30 days’ prior written notice to the Company. The Company may remove the Warrant Agent upon five days’ prior written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the expense of the Company, cause notice to be given in accordance with Section 12.1(b) to each Holder of a Warrant Certificate of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of 30 calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof in good standing, authorized under such laws to act as Warrant Agent, and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the reasonable expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 10.5(a), however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of a new Warrant Agent as the case may be.
          (b) Any corporation into which the Warrant Agent or any new Warrant Agent may be merged, or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 10.5(a). Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be given in accordance with Section 12.1(b) to each Holder of a Warrant Certificate at such Holder’s last address as shown on the Warrant Register.
     10.6. Appointment of Countersigning Agent.
          (a) The Warrant Agent may appoint a Countersigning Agent or Agents which shall be authorized to act on behalf of the Warrant Agent to countersign Warrant Certificates issued upon original issue and upon exchange, registration of transfer in accordance with the provisions hereof or pursuant to and in accordance with Section 6, and Warrant Certificates so countersigned shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder. Wherever reference is made in this Agreement to the countersignature and delivery of Warrant Certificates by the Warrant Agent or to Warrant Certificates countersigned by the Warrant Agent, such reference shall be deemed to include countersignature and delivery on behalf of the Warrant Agent by a Countersigning Agent and Warrant Certificates countersigned by a Countersigning Agent. Each Countersigning Agent shall be acceptable to the Company and shall at the time of appointment be a corporation doing business under the laws of the United States of America or any State thereof in good standing, authorized under such laws to act as Countersigning Agent, and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Countersigning Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Countersigning Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority.
          (b) Any corporation into which a Countersigning Agent may be merged or any corporation resulting from any consolidation to which such Countersigning Agent shall be a party, shall be a successor Countersigning Agent without any further act, provided that such corporation would be eligible for appointment as a new Countersigning Agent under the provisions of Section 10.6(a), without the execution or filing of any paper or any further act on the part of the Warrant Agent or the Countersigning Agent. The Warrant Agent shall promptly cause notice of the Countersigning Agent’s succession to be given in accordance with Section 12.1(b) to each Holder of a Warrant Certificate at such Holder’s last address as shown on the Warrant Register.
          (c) A Countersigning Agent may resign at any time by giving 30 days’ prior written notice thereof to the Warrant Agent and to the Company. The Warrant Agent may at any time terminate the agency of a Countersigning Agent by giving five days’ prior written notice thereof to such Countersigning Agent and to the Company.
          (d) The Warrant Agent agrees to pay to each Countersigning Agent from time to time reasonable compensation for its services under this Section 10.6 and the Warrant Agent shall be entitled to be reimbursed for such payments, subject to the provisions of Section 10.3.
11. Reports to Holders.
          (a) So long as 30% of the Warrants issued on the Original Issue Date remain outstanding, the Company shall file with the Warrant Agent, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act and that are not available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System.
          (b) So long as 30% of the Warrants issued on the Original Issue Date remain outstanding, if the Company is not required to file information, documents or reports pursuant to either of said Sections of the Exchange Act, the Company shall cause quarterly reports

(containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Company’s independent certified public accountants) which the Company would be required to file under Section 13 of the Exchange Act if it had a class of securities listed on a national securities exchange to be mailed to the Holders in accordance with Section 12.1 within 60 days after the date when such report would have been required to be filed under Section 13 of the Exchange Act.
12. Notices.
     12.1. Notices Generally.
          (a) Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Holder shall be sufficient for every purpose hereunder if in writing (including telecopy communication) and faxed or delivered by hand (including by courier service) as follows:
If to the Company, to it at:
The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Attention: Chief Operating Officer and Chief Financial Officer
Facsimile no: (781) 741-7771
and
The Talbots, Inc.
211 South Ridge Street
Rye Brook, NY 10573
Attention: General Counsel
Facsimile no: (914) 934-9136
If to the Warrant Agent, to it at:
Computershare Inc.
250 Royall Street
Canton, MA 02021
Attention: Scott Travis
Facsimile no: (781) 575-2901
or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 12.1(a).
     All such communications shall, when so faxed or delivered by hand, be effective when faxed with confirmation of receipt or received by the addressee, respectively.

          (b) Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Warrant Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.
     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made by a method approved by the Warrant Agent as one which would be most reliable under the circumstances for successfully delivering the notice to the addressees shall constitute a sufficient notification for every purpose hereunder.
     12.2. Required Notices to Holders. In the event the Company shall propose:
     (i) to make or issue any dividend or other distribution to holders of Common Stock of any stock, other securities, cash, assets or property or of any rights to subscribe for or purchase any shares of stock of any class or any other securities, rights or options; or
     (ii) to effect any Transaction; or
     (iii) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
     (iv) to effect any reclassification of its Common Stock; or
     (v) to commence a Company Offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such Company Offer), in each case, that would result in an adjustment of the Exercise Price or the number of shares of Common Stock into which a Warrant is exercisable pursuant to Section 5.1, then, and in each such case, the Company shall cause to be filed with the Warrant Agent and shall give to each Holder of a Warrant Certificate, in accordance with Section 12.1(b), a notice of such proposed action. Such notice shall specify (x) the date on which a record is to be taken for the purposes of such dividend or distribution; (y) the date on which such reclassification, Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, Transaction, liquidation, dissolution or winding up; or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any action covered by clause (i)

above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of much action or, in the case of any action covered by clauses (ii) through (v) above, at least 10 days prior to the applicable effective or expiration date specified above or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule l0b-17 under the Exchange Act.
     If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 12.2 prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 12.1(b) hereof.
13. Inspection.
     The Warrant Agent shall make available a copy of this Agreement at all reasonable times at the Corporate Agency Office for inspection by the Holder of any Warrant Certificate. The Warrant Agent may require such Holder to submit his Warrant Certificate for inspection by it.
14. Amendments.
     The Company and the Warrant Agent may, without the consent or concurrence of the Holders of the Warrant Certificates, by supplemental agreement or otherwise, amend this Agreement in writing for the purpose of making any changes or corrections in this Agreement that (i) are required to cure any ambiguity or to correct or supplement any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, (ii) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement, (iii) evidence the rights of Holders of Warrant Certificates upon any consolidation, merger, sale, transfer, reclassification, liquidation, dissolution or winding up pursuant to the provisions of this Agreement or (iv) that shall not otherwise adversely affect the rights or interests of the Holders of the Warrant Certificates hereunder in any material respect. This Agreement may otherwise be amended by the Company and the Warrant Agent only with the approval or written consent of the Holders of Warrant Certificates evidencing a majority in number of the then outstanding Warrants.
     The Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery unless the Company or one or more holders of Warrants shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred. Upon execution and delivery of any amendment pursuant to this Section 14, such amendment shall be considered a part of this Agreement for all purposes and every Holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.
     Promptly after the execution by the Company and the Warrant Agent of any such amendment, the Company shall give notice to the Holders of Warrant Certificates, setting forth in general terms the substance of such amendment, in accordance with the provisions of

Section 12.1(b). Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.
15. Waivers.
     The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the approval or written consent of Holders of Warrant Certificates evidencing a majority in number of the then outstanding Warrants, including for purposes of Section 14.
16. Successor to Company.
     Subject to the provisions of Section 5.1(j), upon the consummation of any Non-Surviving Transaction, the acquirer shall succeed to, and be substituted for, and may exercise every right and power of and be subject to the same obligations hereunder as the Company under this Agreement with the same effect as if such acquirer had been named as the Company herein.
17. Headings.
     The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
18. Counterparts.
     This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.
19. Severability.
     The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
20. Persons Benefiting.
     This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company, the Warrant Agent and the Holders of the Warrant Certificates, any rights or remedies under or by reason of this Agreement or any part hereof. Each Holder, by acceptance of a Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto.

21. Applicable Law; Jurisdiction; Waiver of Jury Trial.
     THIS AGREEMENT, EACH WARRANT CERTIFICATE ISSUED HEREUNDER, EACH WARRANT EVIDENCED THEREBY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE WARRANT CERTIFICATES, HEREBY WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF THIS AGREEMENT. ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, NEW YORK, AND THE PARTIES HERETO AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE WARRANT CERTIFICATES, HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ACKNOWLEDGE THAT SUCH COURTS ARE A CONVENIENT FORUM
22. Entire Agreement.
     This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto with respect thereto, whether written, oral or otherwise.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

The Talbots, Inc., a Delaware corporation
By:	/s/ Richard T. O’Connell Jr.

	Title:	Executive Vice President

Computershare Inc., as Warrant Agent
By:	/s/ Cynthia Nisley

	Title:	SVP

Computershare Trust Company, N.A., as Warrant Agent
By:	/s/ Cynthia Nisley

	Title:	SVP

EXHIBIT A
[Face of Warrant Certificate]
THE TALBOTS, INC.
WARRANT CERTIFICATE
EVIDENCING
WARRANTS TO PURCHASE COMMON STOCK

No.___	___, ___, ___ Warrants
     THIS CERTIFIES THAT, for value received, ______, or registered assigns, is the registered owner of ___,___,___ Warrants to Purchase Common Stock of The Talbots, Inc., a Delaware corporation (the “Company”, which term includes any successor thereto under the Warrant Agreement), and is entitled, subject to and upon compliance with the provisions hereof and of the Warrant Agreement, at such Holder’s option, at any time when the Warrants evidenced hereby are exercisable, to purchase from the Company one share of Common Stock of the Company for each Warrant evidenced hereby, at the purchase price of $14.85 per share (as adjusted from time to time, the “Exercise Price”), payable in full at the time of purchase, the number of shares of Common Stock into which and the Exercise Price at which each Warrant shall be exercisable each being subject to adjustment as provided in Section 5 of the Warrant Agreement.
     All shares of Common Stock issuable by the Company upon the exercise of Warrants shall, upon such issuance, be duly and validly issued and fully paid and nonassessable. The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any Recipient other than the Holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.
     Each Warrant evidenced hereby may be exercised by the Holder hereof at the Exercise Price then in effect at any time during the period commencing on April 9, 2010 and ending on the Expiration Date, subject to any restrictions on exercise set forth on the face of this Warrant Certificate or in the Warrant Agreement.
     Subject to the provisions hereof and of the Warrant Agreement, the Holder of this Warrant Certificate may exercise all or any whole number of the Warrants evidenced hereby by surrendering this Warrant Certificate to the Warrant Agent at its office maintained for such purpose (the “Corporate Agency Office”) with the form of exercise on the reverse hereof duly executed, together with payment in full of the Exercise Price as then in effect for each share of Common Stock receivable upon exercise of each Warrant being submitted for exercise. Any such payment of the Exercise Price is to be by certified bank check or official bank check in New York Clearing House funds payable to the order of the Company and delivered to the Warrant Agent at the Corporate Agency Office or by electing to make a cashless exercise.
     Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless this Warrant Certificate has been countersigned by the Warrant Agent by manual signature of an authorized officer on behalf of the Warrant Agent, this Warrant Certificate shall not be valid for any purpose and no Warrant evidenced hereby shall be exercisable.
     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed under its corporate seal.
Dated: ______, 20___

THE TALBOTS, INC.

[SEAL]	By:

Vice President and Treasurer

ATTEST:

Countersigned:

[_________], as	[_________], as Warrant Agent
Warrant Agent
OR
By:	By:
Authorized Agent		as Countersigning Agent

By:

Authorized Officer

[Reverse of Warrant Certificate]
THE TALBOTS, INC.
WARRANT CERTIFICATE
EVIDENCING
WARRANTS TO PURCHASE COMMON STOCK
     The Warrants evidenced hereby are one of a duly authorized issue of Warrants of the Company designated as its Warrants to Purchase Common Stock (“Warrants”), limited in aggregate number to 17,242,750, issued under and in accordance with the Warrant Agreement, dated as of April 9, 2010 (the “Warrant Agreement”), between the Company and Computershare Inc., as warrant agent (the "Warrant Agent”, which term includes any successor thereto permitted under the Warrant Agreement), to which Warrant Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Warrant Agent, the Holders of Warrant Certificates and the owners of the Warrants evidenced thereby and of the terms upon which the Warrant Certificates are, and are to be, countersigned and delivered. A copy of the Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Holder hereof.
     The Warrant Agreement provides that, in addition to certain adjustments to the number of shares of Common Stock into which a Warrant is exercisable and the Exercise Price required to be made in certain circumstances, in the case of any Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause the other Person involved in such Transaction to) execute and deliver to the Warrant Agent a written instrument providing that (i) the Warrants evidenced hereby, if then outstanding, will be exercisable thereafter, during the period the Warrants evidenced hereby shall be exercisable as specified herein, only into the Substituted Property that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock that would have been issued upon exercise of such Warrant if such Warrant had been exercised in full immediately prior to such Transaction (upon certain assumptions specified in the Warrant Agreement), assuming that the Warrants evidenced hereby were exercisable at the time of such Transaction at the Exercise Price as then in effect; and (ii) the rights and obligations of the Company (or, in the case of any Non-Surviving Transaction, the other Person involved in such Transaction) and the holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock.
     Except as provided in the Warrant Agreement, all outstanding Warrants shall expire and all rights of the Holders of Warrant Certificates evidencing such Warrants shall terminate and cease to exist, as of 5:00 p.m., New York time, on the Expiration Date. “Expiration Date” shall mean April 9, 2015 or such earlier date as the Company shall have designated pursuant to the Warrant Agreement upon satisfaction of certain conditions set forth in the Warrant Agreement.

     In the event of the exercise of less than all of the Warrants evidenced hereby, a new Warrant Certificate of the same tenor and for the number of Warrants which are not exercised shall be issued by the Company in the name or upon the written order of the Holder of this Warrant Certificate upon the cancellation hereof.
     The Warrant Certificates are issuable only in registered form in denominations of whole numbers of Warrants. Upon surrender at the office of the Warrant Agent and payment of the charges specified herein and in the Warrant Agreement, this Warrant Certificate may be exchanged for Warrant Certificates in other authorized denominations or the transfer hereof may be registered in whole or in part in authorized denominations to one or more designated transferees; provided, however, that such other Warrant Certificates issued upon exchange or registration of transfer shall evidence the same aggregate number of Warrants as this Warrant Certificate. The Company shall cause to be kept at the office of the Warrant Agent the Warrant Register in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.
     Prior to due presentment of this Warrant Certificate for registration of transfer, the Company, the Warrant Agent and any agent of the Company or the Warrant Agent may treat the Person in whose name this Warrant Certificate is registered as the owner hereof for all purposes, and neither the Company, the Warrant Agent nor any such agent shall be affected by notice to the contrary.
     The Warrant Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the Holders of Warrant Certificates evidencing a majority in number of the then outstanding Warrants.
     Until the exercise of any Warrant, subject to the provisions of the Warrant Agreement and except as may be specifically provided for in the Warrant Agreement, (i) no Holder of a Warrant Certificate evidencing any Warrant shall have or exercise any rights by virtue hereof as a holder of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions or to receive notice of, or attend meetings of, stockholders or any other proceedings of the Company; (ii) the consent of any such Holder shall not be required with respect to any action or proceeding of the Company; (iii) except with respect to the dissolution, liquidation or winding up of the Company, no such Holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions (except as specifically provided in the Warrant Agreement), paid, allotted or distributed or distributable to the stockholders of the Company prior to or for which the relevant record date preceded the date of the exercise of such Warrant; and (iv) no such Holder shall have any right not expressly conferred by the Warrant or Warrant Certificate held by such Holder.

     This Warrant Certificate, each Warrant evidenced thereby and the Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.
Form of Exercise
     In accordance with and subject to the terms and conditions hereof and of the Warrant Agreement, the undersigned registered Holder of this Warrant Certificate hereby irrevocably elects to exercise ______ Warrants evidenced by this Warrant Certificate and represents that such Holder has tendered the Exercise Price for each of the Warrants evidenced hereby being exercised in the aggregate amount of $______by way of:
☐ CERTIFIED BANK CHECK PAYABLE TO THE ORDER OF THE COMPANY ($______);

☐ OFFICIAL BANK CHECK IN NEW YORK CLEARING HOUSE FUNDS PAYABLE TO THE ORDER OF THE COMPANY ($______);

☐ CASHLESS, BY SURRENDER AND CANCELLATION OF ______WARRANTS WITH AN EXERCISE PRICE OF ($______) PER WARRANT, IN LIEU OF ($______) CASH.
     The undersigned requests that the shares of Common Stock issuable upon exercise be in fully registered form in such denominations and registered in such names and delivered, together with any other property receivable upon exercise, in such manner as is specified in the instructions set forth below.
     If the number of Warrants exercised is less than all of the Warrants evidenced hereby, the undersigned requests that a new Warrant Certificate representing the remaining Warrants evidenced hereby be issued and delivered to the undersigned unless otherwise specified in the instructions below.

Dated:		Name:

(Please Print)

	(Insert Social Security or Other Identifying Number of Holder)	Address:

Signature
(Signature must conform in all respects to name of Holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by a bank, trust company or member firm of a national securities exchange.)
Signature Guaranteed:
     Instructions (i) as to denominations and names of Common Stock issuable upon exercise and as to delivery of such securities and any other property issuable upon exercise and (ii) if applicable, as to Warrant Certificates evidencing unexercised Warrants:
Assignment
(Form of Assignment To Be Executed If Holder Desires To Transfer Warrant Certificate)
     FOR VALUE RECEIVED ______________________________________ hereby sells, assigns and transfers unto
Please insert social security or
other identifying number
(Please print name and address including zip code)
the Warrants represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint ___________ Attorney, to transfer said Warrant Certificate on the books of the within-named Company with full power of substitution in the premises.

Dated:	Signature
(Signature must conform in all respects to name of Holder as specified on the face of this Warrant Certificate and must bear a signature guarantee by a bank, trust company or member firm of a national securities exchange.)
Signature Guaranteed: